UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):
March 11, 2014

UTi Worldwide Inc.
(Exact name of Registrant as Specified in its Charter)

000-31869
(Commission File Number)

British Virgin Islands	N/A
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

9 Columbus Centre, Pelican Drive, P.O. Box 805	c/o UTi, Services, Inc.
Road Town, Tortola, VG1110	100 Oceangate, Suite 1500
British Virgin Islands	Long Beach, CA 90802 USA

(Addresses of Principal Executive Offices)

562.552.9400
(Registrant’s Telephone Number, Including Area Code)

N/A
 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

UTi Worldwide Inc.

Current Report on Form 8-K

Item 1.01.	Entry into a Material Definitive Agreement

On March 11, 2014, UTi Worldwide Inc. (the “Company”) entered into a cash collateral agreement (the “Cash Collateral Agreement”), with The Royal Bank of Scotland plc, as letter of credit issuing bank (the “Issuing Bank”), and The Royal Bank of Scotland plc, Connecticut branch, as depositary bank (the “Depositary Bank”). The Cash Collateral Agreement was entered into in connection with the Amended and Restated Letter of Credit Agreement, dated as of June 24, 2011, among the Company, the Issuing  Bank and the subsidiaries of the Company party thereto (as amended from time to time, the “Credit Agreement”). Pursuant to the Cash Collateral Agreement, the Company has agreed to provide the Issuing Bank with cash collateral in an amount equal to 105% of the undrawn face amount of the letters of credit provided by the Issuing Bank to the Company in accordance with the Credit Agreement. Such cash collateral amount equaled $40,020,581.77 as of March 11, 2014, and such cash collateral was deposited into a segregated cash collateral account maintained at the Depositary Bank and under the sole dominion and control of the Issuing Bank.

The foregoing description of the Cash Collateral Agreement is qualified in its entirety by reference to the full terms and conditions of the Cash Collateral Agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

The following exhibits are filed herewith:

Exhibit No.	Description

10.1	Cash Collateral Agreement, dated as of March 11, 2014, among UTi Worldwide Inc., The Royal Bank of Scotland plc and The Royal Bank of Scotland plc, Connecticut branch

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

UTi Worldwide Inc.

Date: March 11, 2014	By:	/s/ Lance E. D’Amico
Name: Lance E. D’Amico
Title: Senior Vice President, Chief Legal
Officer and Secretary